Exhibit 99.1

MercadoLibre Announces Repurchase of $440 Million of its Convertible Senior Notes

BUENOS AIRES, Argentina, January 7, 2021 (GLOBE NEWSWIRE) — MercadoLibre, Inc. (Nasdaq: MELI) today announced that it has entered into privately negotiated transactions to repurchase approximately $440 million principal amount of its outstanding 2.00% convertible senior notes due 2028.  The closing of those transactions, which is anticipated to occur over a period ending on January 26, 2021, is conditioned upon the pricing of MercadoLibre’s previously announced offering for cash of guaranteed senior notes. Following such closing, approximately $440 million principal amount of the convertible notes will remain outstanding.

The aggregate repurchase price payable by MercadoLibre will be based  in part on the volume-weighted average price of MercadoLibre common stock during a price determination period following execution of the repurchase agreements. Calculated on the basis of the closing price of MercadoLibre’s common stock on January 6, 2021, the aggregate purchase price payable would have been approximately $1,589.2 million (though the actual price ultimately paid will depend on prevailing prices for MercadoLibre common stock during the pricing period and may be higher or lower). MercadoLibre anticipates that holders of the outstanding convertible notes that it is repurchasing will unwind their related hedge positions by buying MercadoLibre common stock during the price determination period. This activity could increase (or reduce the size of any decrease in) the market price of MercadoLibre's common stock during that period.

MercadoLibre has previously entered into capped call transactions with certain financial institutions in connection with the convertible notes. All of these transactions are expected to remain in effect notwithstanding the retirement of the repurchased convertible notes.

This press release shall not constitute an offer to sell or purchase, or a solicitation of an offer to purchase or sell, any securities.

About MercadoLibre, Inc.

Founded in 1999, MercadoLibre is the largest online commerce ecosystem in Latin America, serving as an integrated regional platform and as a provider of the necessary online and technology-based tools that allow businesses and individuals to trade products and services in the region. The Company enables commerce through its marketplace platform (including online classifieds for motor vehicles, services and real estate), which allows users to buy and sell in most of Latin America.

Forward-Looking Statements

Any statements herein regarding MercadoLibre, Inc. that are not historical or current facts are forward-looking statements. These forward-looking statements convey MercadoLibre, Inc.’s current expectations or forecasts of future events. Forward-looking statements regarding MercadoLibre, Inc. involve known and unknown risks, uncertainties and other factors that may cause MercadoLibre, Inc.’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors,” “Forward-Looking Statements” and “Cautionary Statement Regarding Forward-Looking Statements” sections of MercadoLibre, Inc.’s annual report on Form 10-K for the year ended December 31, 2019, as amended by our Post-Effective Amendment No. 1 to Form 10-K, filed with the SEC on December 23, 2020, and quarterly reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, and any of MercadoLibre, Inc.’s other applicable filings with the SEC. Unless required by law, MercadoLibre, Inc. undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date hereof.

CONTACT:	MercadoLibre, Inc.

Investor Relations

investor@mercadolibre.com

http://investor.mercadolibre.com